UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)
April 5, 2010

ENTEST BIOMEDICAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

333-154989	26-3431263
(Commission File Number)	(IRS Employer Identification No.)

4700 Spring Street, St 203, La Mesa, CA 91941
(Address of Principal Executive Offices) (Zip Code)

619.702.1404
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.02.   Other Events

On April 5, 2010, Entest Biomedical Inc. (“ENTB”) entered into a Letter of Intent (“LOI”) with Medistem, Inc. (“Medistem”), Dr. Neil Riordan, AIDAN Research and Consulting LLC and Aidan Foundation regarding the acquisition of approximately 61.4495% of the outstanding capital stock of Medistem (“Medistem Stock Acquisition”).

The consideration for the Medistem Stock Acquisition is contemplated to be one million dollars in cash and that number of common shares of ENTB having a market value of two million dollars at the closing of the transaction. The Medistem Stock Acquisition, if completed, will result in Medistem becoming a majority owned subsidiary of ENTB.

Medistem is a biotechnology company founded to develop and commercialize technologies related to adult stem cell extraction and manipulation for use in treating inflammatory and degenerative diseases. The primary focus of Medistem is commercialization of the endometrial regenerative cell (ERC), a "universal donor" stem cell derived from menstrual blood.  Dr. Neil Riordan is Chairman and President of Medistem.

The transaction contemplated by the LOI is subject to the execution of one or more definitive agreements upon mutually acceptable terms and conditions. The provisions of the LOI are non binding on all parties with the exception of provisions regarding termination of duties to negotiate in good faith, non disclosure of confidential information, disclaimer of liabilities and choice of governing law and venue. No assurance can be given that any of the contemplated transactions will not occur within the timeframes specified by the LOI nor can any assurance be given that any of the contemplated transactions will occur at all.

Item 9.01.     Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
Ex.99.1	Form of Letter of Intent dated April 5, 2010 by and between ENTB and Medistem , Dr. Neil Riordan, AIDAN Research and Aidan Foundation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 12, 2010
By:	/s/David R. Koos
Name:	David R. Koos
Title:	CEO